EXHIBIT 10.1
June 6, 2019

Ms. Kimberly A. Karas

We were impressed with your skills and accomplishments and feel your background and experience are a good match for Highlands REIT, Inc. It is with great pleasure that Highlands REIT offers you the position of Senior Vice President, Controller with the following compensation package:

◦	Base pay of $220,000 per year over 26 pay periods;

◦	Bonus, with expected target of $100,000;

◦	Stock incentive with immediate vesting $50,000;

◦	Highlands contributes 5% of your base pay to a 401(k) regardless of employee participation.

◦	Eligibility for health insurance options are through Highlands REIT and TriNet. Eligible to participate in flexible spending accounts, subject to plan terms;

◦	Company-paid holidays; and

◦	Eligible for Paid Time Off for a total of 21 business days per year plus five Floating Holidays which are earned up front.

Your start date will be on July 1, 2019 unless otherwise agreed. You will be reporting to Paul Melkus. On your first day, you will be given an orientation by TriNet which will include completing employment forms and reviewing benefits. Please provide appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes.

We look forward to developing our relationship with you and hope you view this opportunity as a chance to have a long-term positive impact on our business and your career. Nonetheless, please understand that Highlands REIT is an at-will employer. That means that either you or Highlands REIT are free to end the employment relationship at any time, with or without notice or cause. Nothing in this letter or Highlands REIT policies or procedures, either now or in the future, are intended to change the at-will nature of our relationship.

If you choose to accept this offer, please sign and date the second copy of this letter in the space provided and return it to us.

We look forward to welcoming you as a new employee at Highlands REIT, Inc.

Sincerely,

 /s/ Paul Melkus                                                                /s/ Kimberly A. Karas
Paul Melkus                            Kimberly A. Karas